UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  SCHEDULE 14A



          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X] Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-12


                        Willis Group Holdings Limited
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other Than the Registrant)


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     2)   Aggregate number of securities to which transaction applies:

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                                      1


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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
















                        WILLIS GROUP HOLDINGS LIMITED


             Notice of 2003 Annual General Meeting of Shareholders
                              and Proxy Statement

                                                                Willis


March 24, 2003

To: Shareholders of the Company

Dear Shareholder,

You are invited to attend our annual general meeting of shareholders at 9:00 a.m. on Friday, May 9, 2003 in the Majestic Ballroom, The Westin at Times Square, 270 West 43rd, Street, New York, New York 10036.

In addition to the matters described in the attached proxy statement, I will report on our current activities. You will have an opportunity to ask questions and to meet your directors and executive officers.

Your representation and vote are important and your shares should be voted whether or not you plan to come to the annual general meeting. Please complete, sign, date and return the enclosed proxy card promptly.

I look forward to seeing you at the meeting.


                                     Yours sincerely,


                                     /s/  Joseph J. Plumeri,
                                     ------------------------------------
                                     Joseph J. Plumeri,
                                     Chairman and Chief Executive Officer


                                                 Willis Group Holdings Limited
                                                                   Cedar House
                                                               41 Cedar Avenue
                                                                Hamilton HM 12
                                                                      Bermuda.

                        WILLIS GROUP HOLDINGS LIMITED

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                     AND
                               PROXY STATEMENT

Time:
   9:00 a.m. New York Time.

Date:
   May 9, 2003.

Place:
   Majestic Ballroom,
   The Westin at Times Square,
   270 West 43rd Street,
   New York, New York 10036.

Purpose:

   o Adoption of the Financial Statements for the year ended December 31, 2002 and Auditors' Report thereon.

   o Reappointment of Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorization of the Board of Directors to fix the auditors' remuneration.

   o Election of Directors until the close of the next Annual General Meeting of Shareholders.

   o Approval of an Amendment to the Company's 2001 Share Purchase and Option Plan.

Only shareholders of record on March 20, 2003 may vote at the meeting. This statement is being mailed to shareholders on or about March 24, 2003 with a copy of the Company's 2002 Annual Report, which includes financial statements for the year ended December 31, 2002.

Your vote is important. Please follow the instructions on the proxy card you receive. The proxy card should be returned in accordance with the instructions thereon.

Michael P. Chitty,
Secretary
March 24, 2003.

Willis Group Holdings Limited,
Cedar House,
41 Cedar Avenue,
Hamilton HM 12,
Bermuda.

                             GENERAL INFORMATION

Who may vote                             Solicitation
Holders of our common shares, as         In addition to this mailing, our
recorded in our share register on        employees may solicit proxies
March 20, 2003, may vote at the          personally, electronically or by
meeting. As of that date, there were     telephone. We pay the costs of
151,394,898 shares of common stock       soliciting this proxy. We also
outstanding and entitled to one vote     reimburse brokers and other nominees
per share. A list of shareholders        for their expenses in sending these
will be available for inspection for     materials to you and getting your
at least ten days prior to the           voting instructions.
meeting at our offices at 7 Hanover
Square, New York, New York.              Revoking a proxy
                                         You may revoke your proxy before it
How to vote                              is voted by submitting a new proxy
You may vote in person at the meeting    with a later date; by voting in person
or by proxy. We recommend that you       at the meeting; or by notifying the
vote by proxy even if you expect to      Company's Corporate Secretary.
attend the meeting. You will be able
to change your vote at the meeting.      Quorum
                                         In order to carry on the business of
Please refer to your proxy card or       the meeting, we must have a quorum.
the information forwarded by your        Under our bye-laws, shareholders
bank, broker or other holder of          representing at least 50% of our issued
record to see how you should complete    and outstanding shares of common stock
your proxy card and deliver it to the    present in person or by proxy and
Company.                                 entitled to vote constitute a quorum.

How proxies work                         Only shareholders, their proxy holders
The Company's Board of Directors is      and the Company's guests may attend
asking for your proxy. Giving us your    the meeting. Verification of ownership
proxy means you authorize us to vote     may be required at the admissions desk.
your shares at the meeting, or at any    If your shares are held in the name of
adjournment thereof, in the manner       your broker, bank or other nominee, you
you direct. You may vote for or          must bring with you to the meeting an
against the proposals or abstain from    account statement or letter from the
voting. You may also vote for all,       nominee indicating that you are the
some, or none of the directors           beneficial owner of the shares on March
seeking election.                        20, 2003, the record date for voting.

If you sign and return the enclosed      Votes needed
proxy card but do not specify how to     All matters to be acted on at the
vote, we will vote your shares in        meeting require the affirmative vote of
favor of all items herein to be voted    a simple majority of the votes cast at
on.                                      a meeting at which a quorum is present.
                                         A broker non-vote is a proxy submitted
As of the date hereof, we do not know    by a broker in which the broker fails
of any other business that will be       to vote on behalf of a client on a
presented at the meeting. If other       particular matter for lack of
business shall properly come before      instruction when such instruction is
the meeting or any adjournment or        required by the New York Stock
postponement thereof, the person or      Exchange. Broker non-votes will be
persons named in the proxy will vote     counted for purposes of determining the
according to their best judgment.        presence of a quorum for the
                                         transaction of business.

ITEM 1


           ADOPTION OF THE FINANCIAL STATEMENTS FOR THE YEAR ENDED
                DECEMBER 31, 2002 AND AUDITORS' REPORT THEREON


We are required under Bermuda law to present for adoption at our Annual General Meeting of Shareholders the Company's financial statements for the preceding financial year together with the auditors' report thereon.

The Company's financial statements and auditors' report for the year ending December 31, 2002 were mailed to shareholders with this proxy statement. The financial statements also include a report on the Company's activities.

Your Board recommends you vote FOR this item.

ITEM 2

                      REAPPOINTMENT OF DELOITTE & TOUCHE
                           AS INDEPENDENT AUDITORS


The Company's Board of Directors, upon the recommendation of its Audit Committee, selected Deloitte & Touche, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Deloitte & Touche acted as the Company's independent auditors for the year ended December 31, 2002. Representatives of Deloitte & Touche will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer any pertinent questions.

A simple majority of the Company's shares of common stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche and refer the issue of the auditors' remuneration for the 2003 audit to the Board of Directors.

Your Board recommends you vote FOR this proposal.

Audit fees

The aggregate fees for professional services rendered by Deloitte & Touche and their respective affiliates (collectively, "Deloitte") for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports for that fiscal year were approximately $1,947,000.

Financial Information Systems Design and Implementation Fees

There were no fees for professional services rendered by Deloitte for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All other fees

The aggregate fees for services rendered by Deloitte to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2002 were approximately $1,135,000. This included approximately $305,000 for tax advisory services, $185,000 for services relating to the Company's secondary public offering, $225,000 for accounting advice related to US GAAP interpretation, $100,000 for due diligence work in connection with an acquisition and $185,000 for regulatory consulting services in respect of the pension review activities of a subsidiary in the United Kingdom.

                            AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Committee operates pursuant to a Charter, which was revised and adopted in February 2003, a copy of which is attached to this Proxy Statement as Appendix
A. Executive management is responsible for the Company's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.


In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 6l, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. l, Independence Discussions with Audit Committees, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.


It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.


Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board that Deloitte & Touche be retained to audit the financial statements of the Company for the fiscal year ending December 31, 2003 and that the audited financial statements referred to above be submitted for approval by shareholders and included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.


Audit Committee:

       Douglas B. Roberts, Chair       Perry Golkin
       James R. Fisher                 Paul M. Hazen
       Todd A. Fisher                  Scott C. Nuttall

ITEM 3

                            ELECTION OF DIRECTORS

Under the Company's bye-laws, directors hold office only until the next following Annual General Meeting of Shareholders unless they are earlier removed or resign. All the Company's directors, with the exception of Senator William Bradley and Douglas B. Roberts, who were appointed on September 18, 2002 and February 13, 2003, respectively, were reappointed directors at the Annual General Meeting held on May 3, 2002.

Your Board recommends you vote FOR each of the following:

Senator William Bradley# Senator Bradley, age 59, is a Managing Director of Allen & Company LLC. Additionally, he is Chair of the Advisory Board of McKinsey & Company's Institute for Management of Nonprofits. From 1997 to 1999 he was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. During that time he also served as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997 representing the state of New Jersey. Prior to serving in the Senate he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967 to 1977. Senator Bradley holds a BA degree in American History from Princeton University and a MA degree from Oxford University where he was a Rhodes Scholar.

James R. Fisher+ Mr. Fisher, age 47, is the managing member and majority owner of Fisher Capital Corp. L.L.C. From 1986 through March 1997, Mr. Fisher was a senior executive at American Re Corporation and served most recently as Senior Vice President and Chief Financial Officer of American Re-Insurance Company and American Re Corporation, President of American Re Financial Products and President and Chief Executive Officer of American Re Asset Management. Before joining American Re, Mr. Fisher was a Senior Accountant at Peat, Marwick, Mitchell & Co., Chief Financial Officer of The Lawrence Corporation and Senior Manager/Director of Insurance Industry Services at Price Waterhouse. Mr. Fisher is also Chairman and Chief Executive Officer of BRW Acquisition, Inc. and a member of the board of directors, Chairman of the audit committee and a member of the investment and reinsurance committees of Alea Group Holdings, A.G.

Todd A. Fisher*+# Mr. Fisher, age 37, has been a member of KKR & Co. L.L.C. Since January 1, 2001. Mr. Fisher was an executive of Kohlberg Kravis Roberts & Co. L.P. ("KKR") from June 1993 to December 31, 2000. Mr. Fisher was an associate at Goldman Sachs & Co. from July 1992 to June 1993. He is also a member of the board of directors of Accuride Corporation, Layne Christensen Company, BRW Acquisition, Inc., Alea Group Holdings (Bermuda) Ltd and Rockwood Specialties, Inc.

Perry Golkin*+# Mr. Golkin, age 49, has been a member of KKR & Co. L.L.C. Since January l, 1996. Mr. Golkin was a general partner of KKR from 1995 to January 1996. Prior to 1995, he was an executive of KKR. He is also a member of the board of directors of BRW Acquisition, Inc., PRIMEDIA, Inc., Alea Group Holdings (Bermuda) Ltd, Rockwood Specialties, Inc. and Walter Industries, Inc.

Paul M. Hazen+# Mr. Hazen, age 61, joined Wells Fargo in 1970 and was named Chairman on November 2, 1998 and retired in 2001. Mr. Hazen served as Chairman and Chief Executive Officer from January 1, 1995 to November 2, 1998, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also a director of Safeway Inc., Phelps Dodge Corporation, E.piphany Inc., Xstrata Plc, KSL Recreation Corporation and is Chairman of Accel-KKR Company, Deputy Chairman and a director of Vodafone plc and is President of Intermountain Center for Human Development.

Henry R. Kravis Mr. Kravis, age 59, is a founding partner of KKR and, since January 1, 1996, has been a managing member of KKR & Co. L.L.C., the limited liability company which is the general partner of KKR. Mr. Kravis is also a general partner of KKR Associates, L.P. and a director of Accuride Corporation, Amphenol Corporation, Borden Chemical, Inc., The Boyds Collection, Ltd., BRW Acquisition, Inc., KinderCare Learning Centers, Inc., KSL Recreation Corporation, PRIMEDIA, Inc., Sotheby's Holdings, Inc., Accel-KKR Company and Alliance Imaging.

Scott C. Nuttall+# Mr. Nuttall, age 30, has been an executive of KKR since November 1996. Mr. Nuttall was an executive at The Blackstone Group from January 1995 to November 1996. He is also a member of the board of directors of Alea Group Holdings (Bermuda) Ltd., Amphenol Corporation, BRW Acquisition, Inc., KinderCare Learning Centers Inc. and Walter Industries, Inc.

Joseph J. Plumeri* Mr. Plumeri, age 59, is our Chairman and Chief Executive Officer. Before joining the Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors. Of note, Mr. Plumeri oversaw the 450 North American retail branches of Citigroup's Citibank unit. Mr. Plumeri also served as Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup's predecessor, Travelers Group Inc., and in 1993 Mr. Plumeri became the President of a predecessor of Citigroup's Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member and advisor to many organizations, including The Board of Visitors of the College of William & Mary, The United Negro College Fund and The National Center on Addiction and Substance Abuse. He is also a commissioner of the New Jersey Sports and Exposition Authority.

Douglas B. Roberts+ Mr. Roberts, age 55, is the former Treasurer for the State of Michigan, a position held since April 2001 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of the Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University.

George R. Roberts Mr. Roberts, age 59, is a founding partner of KKR and, since January 1, 1996, has been a managing member of KKR & Co. L.L.C. Mr. Roberts is also a director of Borden Chemical, Inc., The Boyds Collection, Ltd., KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA, Inc., Safeway Inc., Accel-KKR Company and Alliance Imaging.

*       Member of the Executive Committee.

+       Member of the Audit Committee.

#       Member of the Compensation Committee.

Directors' Compensation

The directors, other than Mr. Plumeri, do not receive additional compensation for service in those capacities, other than customary directors' fees that for the Company is currently $40,000 per annum. Mr. Douglas Roberts also receives a further director's fee of $40,000 per annum in recognition of his duties as Chairman of the Audit Committee. Senator Bradley also receives a further director's fee of $60,000 per annum. The directors are entitled to defer receipt of their fees under the directors' deferred compensation plan described below in the section titled "Retirement and other Benefit Plans". Mr. Plumeri receives no specific compensation for his services as a director or member of any committee of the Board of Directors.

In connection with Mr. Hazen becoming a non-employee member of the Board of Directors, he purchased 37,037 of the Company's shares of common stock at the initial public offering price of $13.50 per share and was granted on June 11, 2001, under the Share Purchase and Option Plan, an option to purchase 111,111 shares at $13.50 per share. The options are exercisable from June 2003 until June 2011.

Senator Bradley, in connection with his appointment as a non-employee director, was granted options over 125,000 common shares of the Company at $31.70 per share. The options are exercisable from September 2003 to September 2013.

Board Committees and Meetings

The Executive Committee has all the powers of the Board, when it is not in session, in the management of the business and affairs of the Company except as otherwise provided in resolutions of the Board and under applicable law. The Executive Committee held two meetings during 2002.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (a) the annual and quarterly financial information to be provided to shareholders and the Securities and Exchange Commission; (b) the system of internal controls that management has established; and (c) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between internal audit, the independent auditors, management and the Board. The Audit Committee held four meetings during 2002. During 2002, when we were a "foreign private issuer", our Audit Committee consisted of James R. Fisher, Todd A. Fisher, Perry Golkin, Paul M. Hazen and Scott C. Nuttall. Though we believe that under existing NYSE listing standards each of these individuals would qualify as independent, we are currently re-evaluating the composition of our Audit Committee in the light of the enhanced standards of independence set forth in the Sarbanes-Oxley Act and the newly proposed NYSE listing standards. All members of our reconstituted Audit Committee will meet these enhanced standards of independence when they become effective. A newly-elected Audit Committee member, Douglas B. Roberts, has been elected Chairman of the Audit Committee and will be our independent Audit Committee Financial Expert.


The Compensation Committee determines the compensation of the Company's Chairman and Chief Executive Officer and other senior executives. In addition, the Compensation Committee administers the Company's stock-based award plans. The Compensation Committee held one meeting during 2002.

The Board held five meetings during 2002. All directors, other than Henry R. Kravis, George R. Roberts, Todd A. Fisher, Perry Golkin and Paul M. Hazen, attended at least 75% of the meetings of the Board and any committee on which they served during their period of office.

                              SECURITY OWNERSHIP

Security Ownership of 5% Holders

The following table reflects the number of shares of common stock beneficially owned by persons known to the Company to own more than 5% of its outstanding shares:

Name and Address          Amount Beneficially   Percentage of Stock Outstanding
                                 Owned               at December 31, 2002
------------------------- --------------------- --------------------------------
KKR 1996 Overseas               59,069,037                  39.1%
Limited,(1)
Ugland House,
PO Box 309,
Georgetown, Grand Cayman,
B.W.I.
__________________
(1) Shares are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas Limited, is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 39.1 % of the Company's issued and outstanding shares. Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott
     M. Stuart, Todd A. Fisher, Johannes P. Huth, Alex Navab, Jr. and Neil A. Richardson as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C.
     Nuttall is a director and executive of KKR. Mr. Nuttall is also a limited partner in KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of the Company's shares beneficially owned by KKR and KKR Associates II (1996), Limited Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include 34,000, 8,000 and 3,000 shares respectively. The address of each individual listed above is Kohlberg Kravis Robert & Co. L.P., 9 West 57" Street, New York, New York 10019.


Security Ownership of Management

The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted shares held by that person that are currently exercisable or exercisable within 60 days of the date of this document are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital is based on 150,988,352 shares of common stock outstanding on March 7, 2003.

A substantial majority of the Company's shares of common stock and options to purchase shares of common stock, which the executive officers and other senior officers of the Company currently hold, is subject to contractual restrictions on sale or other disposition in the discretion of such officer. Mr. Plumeri, Chairman and Chief Executive Officer, has committed to continue to hold all of his shares of common stock for as long as he continues to be associated with the Company. In addition, all executive officers have committed that they will continue to hold all of their common stock as long as they continue to be part of the Company's senior management team, except to the extent dictated by personal financial circumstances after prior consultation with Mr. Plumeri.

                                             Number of
                                               Shares              Percent
                                            Beneficially        Beneficially
Name                                            Owned               Owned
----------------------------------------- ------------------- -----------------

Henry R. Kravis(1)........................     59,069,037           39.1%
George R. Roberts(1)......................     59,069,037           39.1%
Perry Golkin(1)...........................     59,103,037           39.1%
Todd A. Fisher(1).........................     59,077,037           39.1%
Scott C. Nuttall(1).......................     59,072,037           39.1%
James R. Fisher(2)........................        461,232             *
Paul M. Hazen.............................         37,037             *
Senator William Bradley...................              -             -
Douglas B. Roberts .......................              -             -
Joseph J. Plumeri.........................      3,887,095            2.6%
Frederick Arnold..........................        175,176             *
William P. Bowden, Jr.....................         20,090             *
Richard J.S. Bucknall.....................        487,500             *
Thomas Colraine...........................        329,100             *
Janet Coolick.............................         20,853             *
Patrick Lucas.............................         50,000             *
Stephen G. Maycock........................        148,874             *
Joseph M. McSweeny........................        332,944             *
Grahame J. Millwater......................        155,040             *
John M. Pelly.............................        470,000             *
James A. Ratcliffe........................         93,360             *
Michael J. Sicard.........................         98,601             *
Sarah J. Turvill..........................        119,000             *
Mario Vitale..............................        195,000             *
All our directors and executive officers
  (24 persons)(3).........................      6,664,670            4.4%

__________________
*    Less than 1%.

(1)  See note(1) in Security Ownership of 5% Holders.

(2) James R. Fisher owns 28,500 of the Company's shares of common stock. Fisher Capital Corp. L.L.C., is the beneficial owner of exercisable options to purchase 384,160 of the Company's shares. Mr. Fisher, as the managing member and majority owner of Fisher Capital Corp. L.L.C.. may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. James R. Fisher has an interest in 48,572 of the Company's shares as an investor through KKR Partners (International) Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International) Limited Partnership but disclaims such beneficial ownership.

(3) This includes 41,957 shares held in trust on behalf of the Company's executive officers subject to vesting. These shares were issued in connection with the cancellation of unvested incentive awards owned by such executive officers prior to the acquisition of a predecessor company in 1998.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth cash and other compensation paid or accrued for services rendered in 2002 and 2001 to the Chairman and Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

    Name           Year     Salary      Bonus     Other Annual   Restricted   Securities     LTIP     All Other
                            ($)(1)      ($)(2)    Compensation      Stock     Underlying   Payouts   Compensation
                                                      ($)          Awards     Options(#)     ($)         ($)
                                                                   ($)(2)
__________________________________________________________________________________________________________________

J.J. Plumeri       2002   1,000,000   2,800,000        -               -      5,164,222       -        12,768
                   2001   1,000,000   1,589,750        -           7,742      5,164,222       -        11,780
R.J.S. Bucknall    2002     525,945     786,962        -               -        588,050       -        94,144
                   2001     504,140     725,778        -               -        587,893       -        90,241
T. Colraine        2002     375,675     751,390        -               -        406,137       -        67,246
                   2001     342,090     513,409        -               -        407,049       -        58,012
J.M. Pelly         2002     360,648     827,143        -               -        485,590       -        64,556
                   2001     342,724     793,698        -               -        485,393       -        56,191
M. Vitale          2002     500,000     700,000        -               -        250,000       -        10,657
                   2001     500,000     600,000        -               -        250,000       -         8,276

_________________

(1) Messrs Bucknall, Colraine and Pelly receive their salary in pounds sterling and the above salary figures have been convened into dollars at the prevailing exchange rates for 2002 and 2001 respectively.

(2) The bonus figures above for 2002 and 2001 exclude the eligible amount used to receive an award under the Company's Bonus and Stock Plan, which is a sub-plan of the Company's 2001 Share Purchase and Option Plan. The Bonus and Stock Plan provides for awards of restricted stock units (the "Award") which is, except for a UK employee, simply a promise by the Company to deliver on the third anniversary of the Award, subject to being in the Company's employment, shares of common stock of the Company equal to the Award. For a UK employee the Award takes the form of a zero cost option. The Award is determined in accordance with a formula based on the eligible bonus and the Company's share price at the time of the Award. Further, the Company matches the Award with an additional award of restricted stock units equal to 25% of the Award.

     In respect of the year 2001, the eligible bonus of the executive officers, who participated in the Company's Bonus and Stock Plan, used for the Award and the Award, which includes the matching element, are Mr. Plumeri $166,250 and 7,742 restricted stock units; and Mr. Colraine $119,134 and 5,547 restricted stock units in the form of zero cost options.

Chairman and Chief Executive Officer's Employment Agreement

On October 15, 2000, the Company entered into a five-year employment agreement with Joseph J. Plumeri, pursuant to which Mr. Plumeri receives an annual $1,000,000 base salary, plus a guaranteed $1,000,000 annual bonus (subsequently waived for 2002 and 2003) and an additional annual discretionary bonus provided for therein. The agreement also contains certain non-compete covenants.

In respect of 2001, Mr. Plumeri received a base salary of $1,000,000, plus his contractually guaranteed $1,000,000 bonus. Mr. Plumeri was awarded an additional $756,000 discretionary bonus determined by the Board of Directors for extraordinary performance, after taking into account $244,000 of corporate costs relating to the Company's private airplane and other travel, lodging and business entertainment expenses for which Mr. Plumeri wanted to be accountable as an example of corporate cost consciousness to other officers and employees of the Company. Out of the $756,000 discretionary bonus payable, Mr. Plumeri deferred $166,250 into the purchase of 6,194 restricted stock units which the Company matched with an additional 1,548 units in accordance with the terms of the Company's Bonus and Stock Plan applicable to other officers and employees of the Company.

In respect of 2002, Mr. Plumeri received a base salary of $1,000,000, but waived his contractually guaranteed $1,000,000 bonus to better align his compensation with the Company's corporate culture of performance-based remuneration. Mr. Plumeri was awarded a $2,800,000 discretionary bonus determined by the Board of Directors for extraordinary 2002 performance after taking into account the waiver of Mr. Plumeri's contractually guaranteed bonus and $700,000 of corporate costs relating to the

Company's private airplane and other business expenses for which Mr.
Plumeri again wished to be accountable as an example to his Willis colleagues.

The term of the agreement ends upon the earlier of October 15, 2005 or the giving by either party of 90 days' prior written notice. In general, upon Mr. Plumeri's termination of employment without cause or by Mr. Plumeri's resignation with good reason (which terms are defined in the agreement), including a resignation by Mr. Plumeri following a change of control (as defined in the agreement), he will receive payments and benefits based on certain formulae, which in no case exceeds an amount equal to the sum of three times annual base salary, bonus and benefits due to him.

Further, if any payment or benefit payable to Mr. Plumeri after a change in ownership or control would be considered to be an excess parachute payment subject to a federal excise tax, then Mr. Plumeri will be paid an additional payment or benefit to gross up the amount of the excise tax.

Following Mr. Plumeri's retirement at normal retirement age 65, he will be eligible to receive a retirement benefit for the rest of his life equal to $54,142 per year, pursuant to the United States Willis Pension Plan.

Other Named Executive Officers' Employment Agreements

The other named executive officers, Richard J. S. Bucknall, Thomas Colraine, John M. Pelly and Mario Vitale have employment agreements with a subsidiary of the Company. Each agreement provides for an annual salary which is subject to review and which for 2002 was $525,945 for Mr. Bucknall, $375,675 for Mr. Colraine, $360,648 for Mr. Pelly and for Mr. Vitale $500,000. Messrs. Bucknall, Colraine, Pelly and Vitale participate in the Annual Incentive Plan which provides for a cash bonus dependent on predetermined corporate and individual performance objectives and criteria which support the Company's overall goals.

Each agreement may be terminated generally by each executive officer upon giving between six and 12 months' notice. In the case of termination of the executive officers without cause each will receive payment and benefits which generally will not be less than an amount equal to 12 months' salary and benefits due to him. None of the agreements is subject to a change of control provision.

Following Messrs. Bucknall, Colraine and Pelly's retirement at normal retirement age of 60, each will be eligible to receive a retirement benefit for the rest of their life, pursuant to the United Kingdom retirement program, equal to $393,333 per year for Mr. Bucknall, $360,000 for Mr. Colraine and $306,667 for Mr. Pelly. Mr. Vitale following retirement at normal retirement age of 65 will be eligible to receive a retirement benefit for the rest of his life, pursuant to the United States retirement program equal to $196,123 per year.

Share Option Grants in 2002

The following table sets forth certain information concerning share options granted during 2002 to the five most highly compensated executive officers of the Company.

                                                                                      Potential Realised Value at Assumed
                 No. of      % of Total                                             Annual Rates of Stock Price Appreciation
  Name          Options    Options Granted     Exercise Price   Expiration Date                  for Option Term
                Granted     to Employees                                                  5%                  10%
_____________________________________________________________________________________________________________________________
J.J. Plumeri        -             -                  -                 -                     -                    -
R.J.S. Bucknall    157          0.02               $28.20(1)       12.31.05           $    699             $  1,465
T. Colraine        197          0.02               $28.20(1)       12.31.05           $    877             $  1,838
                 5,547          0.57        (pound) (1.00(1)       08.27.05           $163,415             $189,208
J.M. Pelly         197          0.02               $28.20(1)       12.31.05           $    877             $  1,838
M. Vitale           -             -                  -                 -                     -                    -



(1) The above options were granted under the Company's UK Sharesave Plan and in the case of Mr. Colraine a zero cost option was also granted for a total consideration of (pound)1 under the Company's Bonus and Stock Plan. The option exercise price under the UK Sharesave Plan was (pound)19.26 being the sterling equivalent of the market value at the date of exercise.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the SEC; the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all optionees.


Aggregated Share Option Exercises in 2002 and Share Option Value at December 31, 2002

The following table shows the share options exercised during 2002 by the five most highly compensated executive officers of the Company and the number and value of specified unexercised options at December 31, 2002. The value of unexercised in-the-money share options at December 31, 2002 shown below is presented pursuant to SEC rules and, with respect to the Company's shares, is based on the December 31, 2002 closing price on the New York Stock Exchange of $28.67 per share. The actual amount, if any, realized upon exercise of share options will depend upon the market price of the shares relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money share options reflected in this table will be realized.


                   Shares          Value       Number of Securities Underlying       Value of Unexercised in-the-Money
  Name           Acquired on     Realised        Unexercised Options at              Options at December 31, 2002
                   Exercise         ($)              December 31, 2002                           ($)
______________  _____________  _____________  ______________________________________  ________________________________________
                                                  Exercisable       Unexercisable        Exercisable        Unexercisable
                                              __________________  __________________  __________________  __________________
J.J. Plumeri          -                -          2,065,688           3,098,534           52,580,229          78,870,394
R.J.S. Bucknall       -                -            195,000             393,050            4,963,550           9,995,770
T. Colraine       6,656          101,756            120,000             286,137            3,054,492           7,132,184
J.M. Pelly            -                -            130,000             355,590            3,309,033           9,041,242
M. Vitale             -                -            100,000             150,000            2,545,410           3,818,115




Retirement and other Benefit Plans

United States Retirement Program

The Group maintains a United States Retirement Program, the Willis North America Inc. Pension Plan, a qualified defined benefit plan.

The following table shows the estimated annual straight-life annuity benefit payable from the Plan to employees with the specified Maximum Average Salary (average salary over the five consecutive years out of the last 15 years that produces the highest average). Annual pay under the Plan is subject to a maximum ($180,000 for 2002 and 2003) that is subject to annual cost-of-living increases. The Maximum Average Salary amounts shown in the table presume that actual eligible pay exceeds the annual limit at all times.


    Maximum
Average Salary                                     Years of Service
      ($)
-----------------------------------------------------------------------------------------------------
                             5                    10            20               30              40
-----------------------------------------------------------------------------------------------------

$170,000                  $28,039              $56,078       $ 99,172         $129,281       $134,475
$180,000                  $29,745              $59,490       $105,231         $137,224       $142,724
$190,000                  $31,451              $62,901       $111,291         $145,168       $150,973
$200.000                  $33,157              $66,313       $117,350         $153,111       $159,222
$250,000                  $41,686              $83,371       $147,648         $192,829       $200,467
$300,000                  $50,215             $100,430       $177,945         $232,547       $241,712
$400,000                  $67,273             $134,546       $238,540         $311,982       $324,203

The Plan also allows reduced benefits to be paid in a form that provides continued payments (100%, 75% or 50% of the participant's reduced benefit) to the spouse after the death of the participant. For example, if a participant with a spouse three years younger were to receive benefits in the form of a joint and survivor with 75% continuance to the spouse, the benefit payable to the participant would be about 13% less than those shown, with the spouse receiving 75% of the participant's benefit after the death of the participant, payable for the spouse's lifetime. The compensation of participants used to calculate the retirement benefit consists of regular salary disclosed in the "Salary" column of the Summary Compensation Table. Certain other types of pay are includible in pensionable earnings, such as production incentives and commissions (but not other bonus payments). However, neither Mr. Plumeri nor Mr. Vitale received any includible compensation other than regular pay for 2002. Moreover, the regular pay received by both gentlemen exceeded the Plan's limit on includible compensation for 2002. As of year-end 2002, Mr. Plumeri and Mr. Vitale each had approximately two years of credited service. The accrued annual benefits, payable in a straight-life annuity beginning at age 65, are as follows: Mr. Plumeri: $12,549, and Mr.
Vitale: $10,686. At retirement (age 65), the years of service and annual Maximum Average Salary (assuming periodic increases in the Plan's pay limit for cost of living) are: Mr. Plumeri, 8 years and $204,000; Mr. Vitale, 20 years and $330,000.

United Kingdom Retirement Program

The Group also maintains a United Kingdom retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan, and an unfunded unapproved plan.

The table below shows the estimated annual pension benefit payable under the Willis Pension Scheme to certain categories of executives in the United Kingdom, including executive officers of the Company with the specified Pensionable Salary (basic salary averaged over the 12 months leading up to retirement) and specified years of pensionable service upon retirement at the normal age of 60. The pension in payment increases by 3% each year and on death two thirds of the pension is payable to a surviving spouse.


Pensionable Salary                    Years of Pensionable Service
----------------------------------------------------------------------------------------
                       5                 10           20              30          40
----------------------------------------------------------------------------------------
$640,000           $106,667           $213,333     $426,667       $426,667     $426,667
$660.000           $110,000           $220,000     $440,000       $440,000     $440,000
$680,000           $113,333           $226,667     $453,333       $453,333     $453,333
$700,000           $116,667           $233,333     $466,667       $466,667     $466,667
$720,000           $120,000           $240,000     $480,000       $480,000     $480,000
$740,000           $123,333           $246,667     $493,333       $493,333     $493,333
$760,000           $126,667           $253,333     $506,667       $506,667     $506,667
$780,000           $130,000           $260,000     5520,000       $520,000     $520,000
$800,000           S133,333           $266,667     $533,333       $533,333     $533,333


                                      17

$820,000           $136,667           $273,333     $546,667       $546,667     $546,667
$840,000           $140,000           $280,000     $560,000       $560,000     $560,000
$860,000           $143,333           $286,667     $573,333       $573,333     $573,333
$880,000           $146,667           $293,333     $586,667       $586,667     $586,667
$900,000           $150,000           $300,000     $600,000       $600,000     $600,000


The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. Messrs Bucknall, Colraine and Pelly participate in the United Kingdom retirement program. At retirement the years of completed pensionable service and the Pensionable Salary (assuming the 2002 compensation increases by 6% on average each year to retirement date) are: Mr. Bucknall, 21 years and $700,000; Mr. Colraine, 30 years and $900,000; and Mr. Pelly, 39 years and $640,000.

Annual Incentive Plan

The Annual Incentive Plan provides a cash bonus to middle and senior management as well as the directors and executive officers based on predetermined corporate and individual performance objectives and criteria which support the Company's overall goals.

Non-Employee Directors' Deferred Compensation Plan

Under the Non-Employee Directors' Deferred Compensation Plan, non-employee directors may elect to defer all or any portion of their fees to be earned in any given calendar year into (1) a cash account, in which the deferred fees earn interest at a rate equal to that which we do or could earn on an equal amount of money deposited with our principal lender, or (2) a stock account, which we credit with a number of shares of the Company's common stock ("Shares") equal to the amount of the fees deferred into the stock account divided by the 10-day average sales price of our Shares with respect to the date the director defers his or her fees. A director shall only receive a distribution of his or her cash account (in cash) and stock account (in Shares), upon the earlier to occur of (1) a change of control of the Company,
(2) the first business day of the calendar year following the date the director retires, resigns or otherwise separates from service as a director and (3) the termination of the plan by the Board of Directors. As of March 7, 2003, there were 500,000 shares available for distribution into stock accounts under this plan, of which 15,848 Shares have been credited in aggregate to directors' stock accounts.

Non-Employee Directors' Share Option Plan

Due to certain adverse tax consequences associated with certain non-employee directors' participation in the Non-Employee Directors' Deferred Compensation Plan, we have established a share option plan for certain non-employee members of the Board of Directors who are subject to income taxation in the United Kingdom. Under this share option plan non-employee directors may receive an immediately exercisable option to purchase Shares at nominal value. The number of Shares subject to the option will be limited, in each calendar year, to that number of our Shares having a market value, as of the date of grant of the option, equal to the amount of fees which that non-employee director waived in respect of that calendar year. We anticipate that under the plan, a non-employee director may either exercise his or her option at any time and receive Shares, or we may elect to repurchase the option at any time, at a price equal to the excess of the fair market value of the Shares subject to the option at the time of the repurchase minus the nominal exercise price, payable in Shares, net of all income taxes required to be withheld by us under applicable tax laws. As of March 7, 2003, there were 100,000 Shares available for grant under this plan but no awards have been made to date.

Amended and Restated 1998 Stock Option Plan and Amended and Restated Willis Award Plan

The Amended and Restated 1998 Share Purchase and Option Plan for Key Employees and the Amended and Restated Willis Award Plan for Key Employees, each provides for the grant of time-based vesting options, performance-based vesting options and various other share-based grants to our employees to purchase Shares. The 1998 Plan and the Willis Award Plan are intended to promote the Company's long-term financial interests and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of our business; motivate management personnel by means of growth-related incentives to achieve long range goals; and further the alignment of interests of participants with those of shareholders of Willis Group Holdings through opportunities for increased share ownership in us.

As of March 7, 2003, of the time- and performance-based options granted, 24,946,165 remained unforfeited under the 1998 Plan and 111,510 remained unforfeited under the Willis Award Plan. There are 5,000,000 shares available to be granted under the Willis Award Plan. Under the 1998 Plan, unless otherwise provided by our Board of Directors, time-based options generally become exercisable in five equal annual installments beginning on the second anniversary of the date of grant and performance-based options generally become exercisable to the extent, if any, that performance goals generally based on Willis Group Limited's cumulative consolidated cash flow and annual EBITDA, as defined, for periods ending 2001 and 2002 are achieved. 30% of the performance-based options are calculated based upon Willis Group Limited's achievement of the cash flow targets, and the remaining 70% of the performance-based options are calculated based upon Willis Group Limited's achievement of the EBITDA targets. Effective from January 1, 2003, it was determined that the targets had been achieved and the performance-based options would vest and become exercisable in four equal annual installments, generally beginning on the third anniversary of the date of grant. The exercisability of the options may accelerate or terminate based on the circumstances surrounding an optionee's termination of employment, and both time-based and performance-based options may (in the discretion of our Board of Directors), fully accelerate upon a change in control of the Company.

Unless sooner terminated by our Board of Directors, the 1998 Plan and Willis Award Plan will expire 10 years after its adoption. That termination will not affect the validity of any grant outstanding on the date of the termination of either of the 1998 Plan or the Willis Award Plan.

Our Board of Directors and its compensation committee administer the 1998 Plan and Willis Award Plan. Our Board of Directors may from time to time amend the terms of any grant, but, except for adjustments made upon a change in our Shares by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control or similar event, that action may not adversely affect the rights of any participant under the 1998 Plan or Willis Award Plan, as applicable, with respect to the options without at least a majority of the participants approving such action. Our Board of Directors retains the right to amend, suspend or terminate the 1998 Plan and Willis Award Plan at any time. No further grants are to be made under the 1998 Plan.

2001 Share Purchase and Option Plan

The 2001 Share Purchase and Option Plan (the "2001 Plan") provides for the grant of options, to purchase our Shares and restricted Shares and other Share-based grants to any of the Company's employees (including members of our Board of Directors who are employees). Members of our Board of Directors who are not employees of the Company may not receive awards under the 2001 Plan. Approximately 4,300 employees currently participate in the 2001 Plan, including Mr. Plumeri and nine executive officers. The 2001 Plan is intended to accomplish the same purposes as the 1998 Plan explained above.

Limits on Awards. As of March 7, 2003, options on 3,459,300 Shares and 222,218 restricted Shares remained outstanding (whether vested or unvested). There are currently 10,000,000 shares available to be granted under the 2001 Plan, of which 5,000,000 may be granted to any one employee in any given calendar year. In connection with certain of our option grants, employees have agreed and may in the future agree to restrict the transferability of the Shares that they own, as of the date the option is granted, for a period of six years from the date of the original option grant, which options may be forfeited without payment in the event the employees breach the transfer restrictions imposed on their Shares.

Stock options generally become exercisable on the sixth or eighth anniversary of grant. Certain option grants may accelerate depending on the achievement of certain performance goals and option grants may terminate based on the circumstances surrounding an optionee's termination of employment. The vesting and exercisability of options and other share-based awards may also be accelerated, at the discretion of our Board of Directors, upon a change in control of Willis Group Holdings.

Stock Options. Stock options granted under the 2001 Plan may be either incentive stock options or nonqualified stock options. Any incentive stock options shall have an exercise price at least equal to the fair market value of the shares subject to the option on the date of the grant. No stock option may have a term that is longer than 10 years after the date the option is granted. Stock options granted under the plan may have vesting periods, expiration dates, or other restrictions, as the compensation committee of our Board of Directors (the "Compensation Committee") in its sole discretion will determine.

Restricted Shares. The Compensation Committee may grant to plan participants Shares subject to certain restrictions. Subject to certain limitations, restricted Shares shall not have a restriction period of less than 6 months.

Purchase Shares and Other Share-Based Grants. The Compensation Committee may grant to plan participants the opportunity to purchase Shares. The Compensation Committee also may grant to plan participants awards that are denominated in units, payable in Shares, including awards valued other than with respect to the fair market value of the Shares.

Termination. Unless sooner terminated by our Board of Directors, the 2001 Plan will expire 10 years after its adoption. Any termination or expiration will not affect the validity of any grant outstanding on the date of the plan's termination or expiration.

Administration. Our Board of Directors and the Compensation Committee administer the 2001 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of Shares subject to each grant and the various terms of those grants (including, without limitation, the acceleration of the vesting of any award). The Compensation Committee may from time to time amend the terms of any grant so long as such amendment is consistent with the terms of the plan, and our Board of Directors retains the right to amend, suspend or terminate the 2001 Plan at any time.

Effects of Certain Corporate Events. Upon the occurrence of a merger, amalgamation under Bermuda law, consolidation or other corporate event the Compensation Committee may elect to cancel all outstanding awards granted under the 2001 Plan or cause them to remain outstanding and be adjusted to reflect the effect of any such event on the Shares. In the event that the Compensation Committee elects to cancel the outstanding awards, all holders of stock options will have the opportunity to exercise their options in full for a specified period of time prior to the cancellation of their options.

Bonus and Stock Plan

The Bonus and Stock Plan is a sub-plan of the 2001 Plan and provides for awards of restricted stock units (the "Award") which is, except for UK employees, simply a promise by the Company to deliver on the third anniversary of the grant of an Award Shares equal to the Award. For all UK employees, the Award takes the form of a Zero Cost Option. The Award is determined in accordance with a formula based on the eligible bonus and the quoted market price of the Share at the date of the Award. Further, the Company matches the Award with an additional award of restricted stock units, equal to 25% of the Award. As of March 7, 2003, restricted stock unit awards over 211,915 Shares had been awarded and remain unforteited, 59,697 of which are in the form of zero cost options.

Sharesave Plans

We established in 2001 a "save as you earn" plan, which we refer to as our Sharesave Plan, which has been approved by the Inland Revenue of the United Kingdom, under which all executive directors and employees of the Company who have completed a minimum service requirement not exceeding five years and are subject to certain taxes in the United Kingdom are granted options to purchase Shares. The Sharesave Plan is a sub-plan of the 2001 Plan. Options may be granted with a sterling option price that is not less than 80% of the market value of the Shares on the date of grant and, where the Shares are to be subscribed, the nominal value if greater. The options may vest in three, five or seven years, with each participant being able to pay for his or her options by entering into a savings contract with a savings provider under which he or she agrees to save a regular monthly amount, not to exceed (pound)250 per month. The current maximum monthly saving amount per grant is (pound)100. Options have been granted in 2001 and 2002 which vest in August 2004 and July 2005 respectively. At the end of the savings period, the participants receive their savings back plus a tax-free bonus, which may be used, at the participant's discretion, to exercise the option. Options not exercised within six months from the end of the contract will lapse. In addition, in the event of a change of control of the Company, options may be exercised within six months of the change of control.

The Board of Directors may determine the maximum number of Shares available for any option grant. Options may be adjusted, subject to the prior approval of the UK Inland Revenue, to reflect variations in the share capital of the Company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of the Company. Also, the Board of Directors may at any time amend the Sharesave Plan, which amendments must be approved by the UK Inland Revenue prior to taking effect in order to ensure that the Sharesave Plan retains its tax-qualified status. However, the Board of Directors may not make any amendments that would adversely affect the rights of participants without obtaining appropriate consents. No options may be granted under the Sharesave Plan after the tenth anniversary of the adoption of the Sharesave Plan.

In 2002, we established our International Sharesave Plan, known as TWISP, for employees of our subsidiaries who are resident under relevant tax laws in 24 countries and our Irish Sharesave Plan for our employees in the Republic of Ireland. Both plans operate on a similar basis to the Sharesave Plan described above. The first offer under the plans was made in May 2002 with vesting in three years and a maximum monthly saving amount of (pound)100 or local currency equivalent.

As of March 7, 2003, 896,155 Shares remained unforfeited under the Sharesave Plans.

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan ("ESPP"), employees of certain of our subsidiaries, currently US and Canadian subsidiaries, have the opportunity to purchase up to a specified amount of Shares through payroll deductions over certain specified periods of time. Participants in the ESPP are offered the opportunity to elect to have up to a certain amount of their salaries deducted from their paychecks over a period of six months, and to use that money to purchase Shares. In no event may a participant purchase more than $25,000 worth of Shares in any given calendar year. The purchase price for the Shares will be the lesser of the closing price of a Share on the first day or the last day of an offering period under the ESPP. The ESPP qualifies as an employee stock purchase plan under section 423 of the Internal Revenue Code, which provides the participants in the ESPP with certain tax benefits upon their subsequent sale or other disposition of the Shares that they will purchase under the terms of the ESPP. As of March 7, 2003, 143,878 Shares have been issued under this plan.

Employee Stock Purchase Agreements

Shares purchased by employees and former employees, the options granted to employees and Shares an employee may receive upon exercise of an option (all as granted under the 1998 Plan), generally are subject to transfer restrictions until the sixth anniversary of the date the employees originally purchased their Shares. One exception to this transfer restriction allows an employee to sell Shares under an effective registration statement at the time Profit Sharing (Overseas), our majority shareholder and an indirect wholly-owned subsidiary of KKR, sells its Shares pursuant to such registration statement, in the same proportion as Profit Sharing (Overseas) sells its Shares. Shares and options are also subject to certain risks of forfeiture, in whole or in part, prior to the sixth anniversary of the date the employees originally purchased their shares, including, without limitation, our right to repurchase the Shares and to terminate exercisable options at a stated repurchase or termination price, which price ranges from the fair market value of the Shares to the Market Price per Share (as defined in the 1998 Plan) (for Shares purchased and options granted prior to January 20, 2001), depending upon the circumstances of an employee's termination of employment. In the event Profit Sharing (Overseas) sells all or a portion of its Shares to an unaffiliated third party, the Shares purchased by the employees are also subject to Profit Sharing (Overseas)'s right to cause the employees to sell all or a portion of their Shares, and the employees have a right to cause Profit Sharing (Overseas) to permit employees and former employees to sell a portion of their Shares.

Employee Stock Ownership Plans and Trust

Our UK subsidiary, Willis Group Limited, maintains Employee Share Ownership Plans, which as of March 7, 2003, held 779,003 Shares on behalf of Willis Group directors, officers and other employees. These Shares were acquired by the Plans at the time of the 1998 acquisition of Willis Group Limited by Profit Sharing (Overseas) in return for the employees forfeiting cash awards held by the Plans for their benefit. As part of the forfeiture arrangements, certain employees were granted, under our Zero Cost Share Option Scheme, options over shares (now Shares), the value of which equaled on grant the cash amount of forfeited cash awards. The Plans are obliged to deliver the Shares held when the zero cost option is exercised upon payment of (pound)1 and relevant taxes. No option may be exercised more than 10 years from the date of grant and no further options will be granted under the Zero Cost Share Option Scheme.

Those employees who forfeited cash awards but did not receive a zero cost option grant have their Shares vested under the Plans at the same time they would have received the cash awards.

The options and Shares subject to the options, as well as the other Shares held in those Plans, will be subject, among other things, to our right to repurchase them at varying purchase prices upon certain terminations of employment, pursuant to the employee stock purchase agreements above. However, in the event that the Shares subject to the options are, as also described above, required by Profit Sharing (Overseas) to be sold to a third party, the participants will be entitled to receive a cash payment in respect of his or her Shares if the participant would have received cash under his or her forfeited award in that circumstance.

In addition, options may be adjusted to reflect variations in the share capital of the Company including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of the Company. The Board of Directors may amend the provisions of the Zero Cost Share Option Scheme at any time; however, the Board of Directors may not make any amendments that would disadvantage the participants without obtaining prior approval of the amendments from a majority of the participants.

In connection with the employee stock purchase agreements described above, a trust was established at the time of the 1998 acquisition of Willis Group Limited by Profit Sharing (Overseas), which through its trustees, is a party to the Management and Employee Shareholders' and Subscription Agreement, which governs the Shares purchased by our employees. Under this agreement, the trust can be required to purchase Shares and options owned by these employees whose employment with us is terminated. Also, the trust has the power to repurchase the Shares and options owned by such former employees and the power to sell Shares at fair market value to current employees which is undertaken in connection with certain option grants under the 2001 Plan. As of March 7, 2003, the trust had an interest in 903,635 Shares which can be purchased by employees or used to satisfy options grants made by us. As of March 7, 2003, 331,250 of the Shares held by the trust were reserved to satisfy option grants when exercised.

Others

We also maintain a deferred compensation plan for certain employees that allows employees to defer a portion of their annual compensation and Willis North America has a 401(k) plan covering all eligible employees of Willis North America and its subsidiaries. Shares are available as an investment option to participants in Willis North America's 401(k) plan.

Information concerning Equity Compensation Plans


                       Number of Shares to be    Weighted average exercise
                       issued upon exercise of   price of outstanding         Number of Shares
                       outstanding options,      options, warrants and        remaining available
Plan Category          warrants and rights            rights                  for future issuance
-------------------    -----------------------   -------------------------    --------------------
Equity compensation
plans approved
by security holders        2,840,199                   $23.39                     6,747,006

Equity compensation
plans not approved
by security holders       27,839,368                   $ 3.26                     7,160,632

Total                     30,804,567                                             13,782,638


                        COMPENSATION COMMITTEE REPORT

Compensation Philosophy, Policies and Plans for Executive Officers

The primary function of the Compensation Committee is to determine the compensation of the Chairman and Chief Executive Officer and other senior executives. In addition, the Compensation Committee administers the Company's stock-based award plans. To that end the Compensation Committee adopted in February 2003, a Charter which is attached to the Proxy Statement as Appendix B.

As one of the largest insurance brokers in the world, the Company's need to attract and retain highly qualified and talented professionals is paramount. The marketplace in which the Company competes is very highly competitive and covers all the financial services areas and not just the insurance sector. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a great company, working together as a team to deliver value and growth. The Company's compensation culture is, therefore, performance driven and remuneration in the form of incentives is paid in accordance with quantitative and qualitative guidelines that reflect overall Group and individual performance.

The Chairman and Chief Executive Officer heads a group of senior executives who work together supporting the Company's vision. These senior executives participate in an Annual Incentive Plan which provides a cash bonus based on predetermined corporate and individual performance objectives and criteria which support the Company's overall goals.

Basis for Chairman and Chief Executive Officer's Compensation

The compensation for the Company's Chairman and Chief Executive Officer, Joseph J. Plumeri, is determined primarily with reference to the quantitative and qualitative annual performance of the Company compared with previous years. Consideration is also given to Mr. Plumeri's overall leadership and influence on the performance and direction of the Company. Please see "Chairman and Chief Executive Officer's Employment Agreement" in Item 3 - Executive Compensation above for details of Mr. Plumeri's 2002 and 2001 compensation.

Compensation Committee:

     Perry Golkin, Chair               Paul M. Hazen
     Senator William Bradley           Scott C. Nuttall
     Todd A. Fisher

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, Senator William Bradley, Todd A. Fisher, Perry Golkin, Paul M. Hazen and Scott C. Nuttall served on the Compensation Committee. Messrs. Golkin and Fisher are also members of KKR 1996 Overseas, Limited, the general partner of KKR Associates II 1996, Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 39.1% of the issued and outstanding Shares. Mr. Nuttall, a member of the Compensation Committee, is an executive of KKR. Please see Transactions with Management and Others below.

              COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and a peer group comprised of the Company, Aon Corporation, Arthur J. Gallagher & Co., Brown & Brown Inc., Hilb, Rogal and Hamilton Co., and Marsh & McLennan Companies, Inc. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the peer group on June 11, 2001, assuming full dividend reinvestment.

[CHART OMITTED]


Company                Base Period       Dec01         Dec02
                       11 June 01

Company                 100              174.44        212.37
S&P 500 Index           100               92,14         71.78
Peer Group              100              107.28         92.01

                   TRANSACTIONS WITH MANAGEMENT AND OTHERS

In 2002, the Company paid annual fees, quarterly in arrears, of $1.0 million to KKR and $350,000 to Fisher Capital Corp. L.L.C. for management, consulting, and certain other services provided to the Company and its subsidiaries. We also reimburse their incidental expenses in connection with those services.

Our US subsidiary, Willis North America Inc., has an interest of approximately 7.5% in OneShield Inc., a company it is partnering with to bring major segments of its workflow process on United States business to the Internet. Our subsidiary also has warrants in OneShield Inc., which on exercise could increase its interest to approximately 13.0% on a fully diluted basis. The partners and employees of KKR and Fisher Capital Corp. L.L.C., some of whom serve as our directors, have current interests of 16.6% in the aggregate in OneShield Inc. Fisher Capital Corp. L.L.C. Also has an interest of 0.2% in OneShield Inc.

From time to time, in the ordinary course of business and on commercial terms the Company's insurance brokering subsidiaries may provide services to directors or executive officers and their families in connection with their personal insurance requirements.

The Company has entered into a registration rights agreement with Profit Sharing (Overseas), Limited Partnership which gives Profit Sharing (Overseas), Limited Partnership the right, subject to a number of conditions and limitations, to demand the registration of the Shares that it owns or to partake in a registration initiated by the Company. The Company is responsible for expenses for the first 10 registrations of each class or series of the Company's securities held by it. In addition, the Company is required to indemnify Profit Sharing (Overseas), Limited Partnership and it in turn is required to indemnify the Company, with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

Richard J.S. Bucknall continued as an Underwriting Member of Lloyd's during 2002 in respect of the run-off of liabilities of business not settled at the time of his resignation in 1997 as an Underwriting Member of Lloyd's. Some of our insurance brokerage subsidiaries placed risks with the syndicates in which Richard J.S. Bucknall participated in the normal course of their brokerage activities on the same basis as those subsidiaries did with other Lloyd's syndicates. Willis Group Limited, our subsidiary, has guaranteed the performance obligations of Willis North America Inc. In respect of the pension benefits for Brian D. Johnson, an executive officer of the Company in 2002 and 2001, under the Willis North America Inc. Executive Supplemental Retirement Plan, an unfunded pension plan. The Company has also given Joseph J. Plumeri a guarantee in respect of Willis North America Inc.'s performance obligations under its employment agreement with Mr. Plumeri.


                  SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

Because the Company was a "foreign private issuer" for all of 2002, our officers, directors and principal shareholders were exempt in 2002 from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934.

ITEM 4

             AMENDMENT TO THE 2001 SHARE PURCHASE AND OPTION PLAN

At the annual general meeting, shareholders are being asked to approve an amendment to the Company's 2001 Share Purchase and Option Plan (the "2001 Plan") to increase the number of shares of our common stock ("Shares") available for issuance under the 2001 Plan by 5,000,000 Shares. The Executive Committee adopted the amendment approving this change on March 11, 2003.

Description of the Plan

Please see the description of the 2001 Plan above under the heading "Executive Compensation - 2001 Share Purchase and Option Plan", and a copy of the 2001 Plan, as amended and restated to include the amendment proposed in this Item 4 and attached as Appendix C.

Benefit of Amendment

The Company will benefit from the proposed increase in the number of the Company's Shares in that it will allow the Company to continue to grant incentive compensation to our current and newly hired employees.

As of the date of this Proxy Statement, none of the Shares that are proposed to be added to the number of Shares available for grant under the 2001 Plan have been granted (or subject to awards that have been granted). The allocation of awards in 2003 to any one individual or group of individuals under the 2001 Plan is not currently determinable because this allocation is based upon future decisions by the Company's Compensation Committee in its sole discretion to make awards, subject to the applicable provisions of the 2001 Plan. Members of our Board of Directors who are not employees of the Company are not eligible to participate in the 2001 Plan.

The benefits conveyed under the 2001 Plan are at the discretion of Compensation Committee. Therefore, of the remaining Shares authorized or proposed to be authorized, the amounts that will be received by or allocated to participants under the 2001 Plan are not presently determinable. Please see the information above under the heading "Executive Compensation - Share Option Grants in 2002" to learn more about the options granted to named executive officers during the last fiscal year under the 2001 Plan.

U.S. Federal Income Tax Consequences

          Introduction. The following discussion of the federal income tax consequences of awards granted under the 2001 Plan is based on present federal tax laws and regulations and does not purport to be a complete description of U.S. federal income tax laws. Participants may also be subject to certain state and local taxes that are not described below.

          Incentive Stock Options. If an award granted is an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986 of the United States, as amended, ("the Code"), no income is realized by the participant upon award or exercise of the option, and no deduction is available to the Company at such times. If a participant holds Shares purchased upon the exercise of an incentive stock option for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of our Shares, at long-term capital gains rates. If Shares purchased pursuant to the option are disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of our shares at the time of exercise and the option exercise price, is taxed at ordinary income tax rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant upon such disposition of Shares that is in excess of the fair market value of the stock at the time of exercise is taxed at long-term capital gains rates.

          Non-Qualified Stock Options. If an award granted is a non-qualified option (i.e., not an incentive stock option), a participant does not realize or recognize any income at the time of grant of the option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of our shares on the date of exercise over the option exercise price, and the Company receives a tax deduction for an equivalent amount. Upon disposition, any difference between the participant's tax basis in Shares (e.g., the amount of the exercise price plus the amount of the ordinary income recognized, if any, by the participant upon exercise of the option) and the amount realized on the participant's disposition of Shares is treated as short-term or long-term capital gain or loss, depending upon whether the participant held Shares acquired upon exercise of the option before disposition thereof for less than or more than one year, and whether or not the participant recognized a gain or loss upon such disposition.

          Restricted Stock Awards. The Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on Shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the stock, by so electing not later than 30 days after the date of grant by the Company to the participant of a restricted stock award as permitted under Section 83(b) of the Code (such an election, a "Section 83(b) Election"). In the event the participant makes such an election, the participant is taxed at ordinary income tax rates, and the Company is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted Shares following the lapse of any restrictions, any difference between the participant's tax basis in Shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) Election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant's disposition of Shares is treated as short-term or long-term capital gain or loss. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held Shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the
Section 83(b) Election or the lapsing of the restrictions on the relevant Shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.

          Other Stock Awards. The fair market value of any Shares distributed to a participant under any other stock or stock-based award under the 2001 Plan shall be taxable as ordinary income to such participant in the year in which such stock is received by the participant, and the Company will be entitled to a tax deduction for an equivalent amount.

Your Board recommends you vote FOR this proposal.

                           SOLICITATION OF PROXIES

The Board of Directors hereby solicits proxies for use at the 2003 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, care of the office of its subsidiary, Willis Group Limited, Ten Trinity Square, London EC3P 3AX, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Georgeson Shareholder Communications Inc. has been retained to assist in the proxy process at a fee of approximately $1,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company's directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                       SHAREHOLDER AND OTHER PROPOSALS

Shareholders who wish to present a proposal and have it considered for inclusion in the Company's proxy materials for the 2004 Annual General Meeting of the Company's shareholders must submit such proposal in writing to the Secretary of the Company on or before November 30, 2003.

Shareholders who wish to present a proposal at the 2004 Annual General Meeting that has not been included in the Company's proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January 31, 2004 shall be considered untimely for the presentation of proposals by shareholders. In addition, the Company's bye-laws and the Bermuda Companies Act contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders' meeting.

By order of the Board of Directors,
Michael P. Chitty,
Secretary

                                                                     Appendix A

                        WILLIS GROUP HOLDINGS LIMITED

                           Audit Committee Charter

Composition of the Audit Committee

The Audit Committee of Willis Group Holdings Limited (the "Company") shall be comprised of at least three directors. The Board of Directors shall determine that each member of the Committee is "financially literate" and that one member has "accounting or related financial management expertise", as such qualifications are interpreted by the Board of Directors in its business judgement.

Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall designate one member of the Audit Committee as its chairperson.

Purpose of the Audit Committee

The purpose of the Audit Committee is to assist Board oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, (iv) the performance of the independent auditors and the Company's internal audit function, and (v) the establishment and maintenance of proper internal accounting controls and procedures.

Compensation of the Audit Committee

No member of the Audit Committee may receive any compensation from the Company other than (i) director's fees; and (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and
(iii) any other regular benefits that other directors receive.

Meetings of the Audit Committee

The Audit Committee shall meet at least four times per year, or more frequently if circumstances dictate. In addition, the Audit Committee will meet at least four times per year with each of senior management, the Company's internal auditors and the independent auditors in separate executive sessions.

Duties and Powers of the Audit Committee

To achieve its purpose, the Audit Committee shall have the following duties and powers:

1.   With respect to the independent auditors:

     (i) to appoint, retain and terminate the independent auditors (subject, if applicable, to shareholder ratification which will be pre-approved);

     (ii) to approve all fees and engagement terms relating to audit engagements;

     (iii) to approve, in advance, all fees and engagement terms related to significant non-audit engagements;

     (iv) to take account of the opinions of management and the Company's internal auditors in assessing the independent auditors' qualifications, performance and independence;

     (v) to ensure that the independent auditors prepare and deliver annually an Auditor's Statement (describing the independent auditors' internal quality control procedures, the results of any relevant reviews, inquiries or investigations and all relationships between the independent auditors and the Company), and to discuss with the independent auditors any matters disclosed in this Statement that may impact the quality of their audit services or their objectivity and independence; and

     (vi) to ensure the rotation of the lead (or co-ordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

2. With respect to financial reporting principles and policies and internal audit procedures:

     (i) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380);

     (ii) to meet with senior management, the independent auditors and the director of the internal audit department:

            o    to discuss the scope of the annual audit;

            o to review the audited annual financial statements and unaudited quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and to recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K;

            o to review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's system of internal controls;

            o to discuss any significant changes to the Company's audit and accounting principles, policies, controls, procedures and practices proposed or contemplated by management, the internal audit department and the independent auditors;

            o to discuss, as appropriate, (a) any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company's selection or application of accounting principles, major issues as to the adequacy of the Company's internal controls, and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management, the internal audit department or the independent auditors setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

            o to review management's implementation of recommendations of internal audit and the independent auditors;

            o to review annual internal audit plans for the Company including the adequacy of resources to accomplish said plans; and

            o to review internal audit findings and recommendations, reports to management in connection therewith and the timelines and thoroughness of management's responses thereto including related implementation and corrective action.

     These meetings may be held either in person, or by means of such telephone, electronic or other communication facilities as allows all persons participating in the meeting to communicate with each other simultaneously and instantaneously;

     (iii) to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company's exposure to risk, and to discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

     (iv) to discuss with the Company's General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company's business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

     (v) to discuss earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies; and

     (vi) to obtain reports from management of any significant related party transactions and to review and approve such transactions.

3.   With respect to reporting and recommendations:

     (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company's annual proxy statement;

     (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors;

     (iii) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

     (iv) to prepare and review with the Board an annual performance evaluation of the Audit Committee, comparing the performance of the Audit Committee with the requirements of the Charter, and setting forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such a manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

4. With respect to Compliance, to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. In particular, it will be authorized to engage independent auditors for special audits, reviews and other procedures and to retain special or independent counsel and other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Limitation of the Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

                                                                     Appendix B

                        WILLIS GROUP HOLDINGS LIMITED

                        Compensation Committee Charter

Purpose of Committee

The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Willis Group Holdings Limited (the "Company") is to oversee the administration of the Company's compensation programs, review the compensation of senior management and prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Committee Membership

The Committee shall consist of a minimum of three members of the Board who shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Company's Chief Executive Officer ("CEO") shall not attend the portion of any meeting during which the CEO's performance or compensation is discussed, unless specifically invited by the Committee.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1. In consultation with senior management, establish the Company's general compensation philosophy, and oversee the development and implementation of compensation programs.

2. Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO and in light of those goals and objectives, and set the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in the past years and such other factors as the Committee may deem relevant.

3. Review and approve compensation programs applicable to the senior management of the Company.



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

4. Make recommendations to the Board with respect to the Company's existing and proposed incentive compensation plans and equity-based plans, oversee the activities of the employees and management committees responsible for administering these plans and discharge any responsibilities imposed on the Committee by any of these plans.

5. In consultation with senior management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company's policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of
     Section 162(m) of the Internal Revenue Code.

6. Prepare and issue the evaluations and reports required under "Committee Reports" below.

7. Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company's compensation programs.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee in accordance with the Company's bye-laws. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (i) "Non-Employee Directors" for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time, and (ii) "outside directors" for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Committee Reports

The Committee shall produce the following reports and provide them to the
Board:

l. An annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company's annual proxy statement in accordance with applicable SEC rules and regulations.

2. An annual performance evaluation of the Committee, comparing the performance of the Committee with the requirements of this charter and setting forth the goals and objectives of the Committee for the upcoming year. The performance evaluation should also recommend to the Board any improvements to this charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

3. A summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Committee shall have the sole authority to select, retain and terminate a compensation consultant and to approve the consultant's fees and other retention terms.



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

                                                                     Appendix C

                        WILLIS GROUP HOLDINGS LIMITED
                     2001 SHARE PURCHASE AND OPTION PLAN

                             AMENDED AND RESTATED

          1.   Purpose of Plan

          The Willis Group Holdings, Limited ("Holdings") 2001 Share Purchase and Option Plan (the "Plan") is designed:

          (a) to promote the long term financial interests and growth of Holdings and its Subsidiaries (collectively, "Willis Group") by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Willis Group's business;

          (b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

          (c) to further the identity of interests of participants with those of the shareholders of Willis Group through opportunities for increased stock, or stock-based, ownership in Willis Group.

          2.   Definitions

          As used in the Plan, the following words shall have the following meanings:

          (a)  "Board of Directors" means the Board of Directors of Holdings.

          (b) "Change in Control" means: (i) sale of all or substantially all of the assets of Holdings or Willis Group to a Person or Group that is not Kohlberg Kravis Roberts & Co. or an affiliate thereof (collectively, the "KKR Partnerships"), (ii) a sale by any member of the KKR Partnerships resulting in more than 50% of the voting stock of Holdings or Willis Group being held by a Person or Group that is not a member of the KKR Partnerships or (iii) a merger, consolidation, recapitalization or reorganization of Holdings or Willis Group with or into another Person which is not a member of the KKR Partnerships; and following any of the foregoing events in (ii)-(iii), (x) the KKR Partnerships no longer have the ability, without the approval of a Person or Group who is not a member of the KKR Partnerships, to elect a majority of the Board of Directors of Holdings (or the resulting entity) and (y) any Person or Group who is not a member of the KKR Partnerships is or becomes the Beneficial Owner, directly or indirectly, in the aggregate, of a greater percentage of the total voting power of Holdings or Willis Group than that held, directly or indirectly, in the aggregate, by the KKR Partnerships. For purposes of this definition, "Beneficial Owner" shall have the same meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act, which shall in any event include having the power to vote (or cause to be voted) pursuant to contract, irrevocable proxy or otherwise, and which, for purposes of the calculation under clause (y), shall be deemed to include shares that any such Person or Group has a right to acquire, whether such right is exercisable immediately or only after the passage of time.

          (c) "Committee" means the Compensation Committee of the Board of Directors (or, if no such committee is appointed, the Board of Directors).

          (d) "Common Shares" or "Share" means common shares of Willis Group, which may be authorized but unissued.

          (e) "Director" means any member of the Board of Directors who is an Employee.

          (f) "Employee" means a person, including a director and an officer, in the employment of Willis Group.

          (g) "Exchange Act" means the Securities Exchange Act of 1934 of the United States, as amended.

          (h) "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including, without limitation, an award of a Share Option, Restricted Share, Purchase Share, or Other Share-Based Grant or any combination of the foregoing.

          (i) "Grant Agreement" means an agreement between Holdings and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

          (j) "Group" means a "group" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, acting in concert.

          (k) "Participant" means an Employee or Director of any member of Willis Group, to whom one or more Grants have been made, and such Grants have not all been forfeited or terminated under the Plan.

          (l) "Person" means "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

          (m) "Share-Based Grants" means the collective reference to the grant of Purchase Shares, Restricted Shares and Other Share-Based Grants.

          (n) "Share Options" means options to purchase Common Shares, which may or may not be incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 of the United States, as amended (the "Code").

          (o)  "Subsidiary" means a "subsidiary", as such term is defined in
Section 86 of the Bermudan Companies Act 1981.

          3    Administration of Plan

          (a) The Plan shall be administered by the Committee. All of the members of the Committee and any other Directors shall be eligible to be selected for Grants under the Plan; provided, however, that to the extent the Board determines it is necessary or desirable to satisfy any regulation or rule, whether under Section 16 of the Exchange Act or otherwise related to the Grants, the members of the Committee shall qualify under such regulation or rules. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. The Committee shall also have the power to establish sub-plans, which may constitute separate schemes, for the purpose of establishing schemes which qualify for approval by the UK Inland Revenue or meet any special tax or regulatory requirements anywhere in the world. Any such interpretations, rules, administration and sub-plans shall be consistent with the basic purposes of the Plan.

          (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of Willis Group its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

          (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, Willis Group, and the officers and Directors of Willis Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, Willis Group and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by Willis Group with respect to any such action, determination or interpretation.

          4.   Eligibili!y

          Subject to Section 11 of the Plan, the Committee may from time to time make Grants under the Plan to such Employees or Directors of Willis Group, and in such form and having such terms, conditions and limitations as the Committee may determine. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Schedule to the Plan (as described in Section 11 below), to be attached hereto, and/or a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan.

          5.   Grants

          From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee's sole discretion; provided, however, that in no event shall the purchase price of any Grant be less than the par value of the Shares. The terms of any Grant may include a requirement that the Participant enter into an agreement or election under which the Participant agrees to pay his or her employer's social security or National Insurance liability (or reimburse the employer for such liability) in any jurisdiction arising on exercise of any Share Option, or at any other time with respect to any other Share-Based Award, and if this requirement is not permitted in any jurisdiction the Grant in such circumstances shall be null and void.

          (a) Share Options - These are options to purchase Common Shares, which may or may not be Incentive Stock Options. Any options that are granted as Incentive Stock Options shall have an exercise price at least equal to the fair market value of one share of Common Shares on the date of Grant (or, if the person to whom the option is being granted owns Common Shares representing more than 10 percent of the voting power of all classes of Company equity, the exercise price shall be at least equal to 110 percent of the fair market value of one Common Share on the date of Grant). At the time of the Grant the Committee shall determine, and shall have contained in the Grant Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition of Purchase Shares under Section 5(c) by the Participant or as may be required pursuant to applicable law, if such options shall be Incentive Stock Options. Payment of the option price shall be made in cash or in shares of Common Shares (provided, that such Shares have been held by the Participant for not less than six months (or such other period as established by the Committee from time to time)), or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

          (b) Restricted Shares - Restricted Shares are Common Shares delivered to a Participant with or without payment of consideration with restrictions or conditions on the Participant's right to transfer or sell such shares; provided that the price of any Restricted Stock may not be less than the par value of the Common Shares. The number of shares of Restricted Shares and the restrictions or conditions on such shares shall be as the Committee determines, in the Grant Agreement or by other Plan rules, and the certificate for the Restricted Shares shall bear evidence of such restrictions or conditions. Subject to Section 9 and Section 11, Restricted Shares may NOT have a restriction period of less than 6 months.

          (c) Purchase Shares - Purchase Shares refers to shares of Common Shares offered to a Participant at such price as determined by the Committee, the acquisition of which may make him eligible to receive under the Plan, among other things, Share Options.

          (d) Other Share-Based Grants - The Committee may make other Grants under the Plan pursuant to which shares of Common Shares or other equity securities of Willis Group are or may in the future be acquired, or Grants denominated in stock units, including ones valued using measures other than market value. Other Share-Based Grants may be granted with or without consideration.

          6.   Limitations and Conditions

          (a) The number of Shares available for Grants under this Plan shall be 15,000,000 shares of the authorized Common Shares as of the effective date of the Plan. The number of Shares subject to Grants under this Plan to any one Participant shall not be more than 5,000,000 Shares in any one calendar year. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available for new Grants.

          (b) No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant.

          (c) Nothing contained herein shall affect the right of Willis Group to terminate any Participant's employment at any time or for any reason. The rights and obligations of any individual under the terms of his office or employment with any member of Willis Group shall not be affected by his or her participation in this Plan or any right which he or she may have to participate in it, and an individual who participates in this Plan shall waive any and all rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to exercise any Grant as a result of such termination.

          (d) Deferrals of Grant payouts may be provided for, at the sole discretion of the Committee, in the Grant Agreements.

          (e) Except as otherwise prescribed by the Committee, the amounts of the Grants for any employee of a Subsidiary, along with interest, dividend, and other expenses accrued on deferred Grants shall be charged to the Participant's employer during the period for which the Grant is made. If the Participant is employed by more than one Subsidiary or by both Willis Group and a Subsidiary during the period for which the Grant is made, the Participant's Grant and related expenses will be allocated between the companies employing the Participant in a manner prescribed by the Committee.

          (f) Other than as specifically provided pursuant to a Grant Agreement or other related agreement between a Participant and Willis Group, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

          (g) Participants shall not be, and shall not have any of the rights or privileges of, shareholders of Willis Group in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by Willis Group to such Participants, unless the Committee shall otherwise determine.

          (h) No election as to benefits or exercise of Stock Options or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

          (i) Absent express provisions to the contrary, any grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of Willis Group and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974 of the United States, as amended.

          (j) Unless the Board determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of Willis Group, nor shall any assets of any member of Willis Group be designated as attributable or allocated to the satisfaction of Willis Group's obligations under the Plan.

          7.   Transfers and Leaves of Absence

          For purposes of the Plan, unless the Committee determines otherwise:
(a) a transfer of a Participant's employment without an intervening period of separation among Willis Group and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of Willis Group during such leave of absence.

          8.   Adiustments

          In the event of any change in the outstanding Common Shares by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee shall adjust appropriately the number of Shares subject to the Plan and available for or covered by Grants and Share prices related to outstanding Grants to the extent necessary, and may make such other revisions to outstanding Grants as it deems are equitably required including, without limitation, in an event that is not a change of control, providing for the payment of a dividend in respect of the Shares subject to any outstanding Grants, in all events in order to allow Participants to participate in such event in an equitable manner.

          9. Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

          In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Stock Option or any Stock-Based Grant, the Committee may provide that such Stock Option or Stock-Based Grant cannot be exercised after a Change in Control, a merger, amalgamation pursuant to Bermuda law, or other consolidation of Holdings or Willis Group with or into another company, the exchange of all or substantially all of the assets of Holdings or Willis Group for the securities of another company, the acquisition by another Person or Group of 80% or more of Holdings or Willis Group's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of Holdings or Willis Group, and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate in its absolute discretion, also provide, either by the terms of such Stock Option or Stock-Based Grant or by a resolution adopted prior to the occurrence of such Change in Control merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, that, for some period of time prior to such event, such Stock Option or Stock-Based Grant shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Section 6(b) and that, upon the occurrence of such event, such Stock Option or Stock-Based Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Stock Option or Stock-Based Grant shall remain exercisable after any such event, from and after such event, any such Stock Option or Stock-Based Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Stock Option or Stock-Based Grant could have been exercised immediately prior to such event.

          10.  Amendment and Termination

          The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan. The Board of Directors may amend, suspend or terminate the Plan at any time.

          11.  Foreign Options and Rights

          The Committee or Board, as applicable, may establish rules or schemes in order to make Grants to Employees who are subject to the laws of nations other than Bermuda, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws. In the event that the Committee or Board establishes such rules or schemes, the substantive provisions thereof shall be set forth on schedules attached hereto, and are hereby incorporated by reference as part of the Plan, subject to any additional action required to be taken pursuant to the applicable foreign law.

          12.  Withholding Taxes

          (a) Willis Group shall have the right to deduct from any cash payment made under the Plan any federal, state, local, national, provincial or other income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of Willis Group to deliver shares upon the exercise of an Option, upon delivery of Restricted Stock or upon exercise, settlement or payment of any Other Stock-Based Grant that the Participant pay to Willis Group such amount as may be requested by Willis Group for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or the entire minimum amount of such withholding taxes in shares of Common Shares:

          (b) Notwithstanding anything set forth in section 12(a), an option may not be exercised unless:

          (i) the Board considers that the issue or transfer of shares pursuant to such exercise would be lawful in all relevant jurisdictions; and

          (ii) in a case where, if the option were exercised, Willis Group would be obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the option and/or for any social security contributions that would be recoverable from the person in question (together, the "Tax Liability"), that person has either:

               (x) made a payment to Willis Group of an amount at least equal to the Holdings estimated of the Tax Liability; or

               (y) entered into arrangements acceptable to Willis Group to secure that such a payment is made (whether by authorizing the sale of some or all of the shares on his behalf and the payment to Willis Group of the relevant amount out of the proceeds of sale or otherwise).

          13.  Governing Law

          This Plan shall be governed by the laws of Bermuda, without regard to conflicts of laws.

          14.  Effective Date and Termination Dates

          The Plan shall be effective on and as of the date of its original approval by the Board of Directors of Holdings and shall be approved by a majority of the shareholders of Holdings, and shall terminate ten years thereafter, subject to earlier termination by the Board of Directors pursuant to Sections 9 and 10.